Exhibit (c)(iii)

1 DRAFT – CONFIDENTIAL PREPARED JULY 2022 FOR: Prepared April 2024 for: Project Northern Lights Presentation prepared for the Transaction Committee of the Board of Directors June 5, 2024

2 DRAFT – CONFIDENTIAL • Mirus has relied upon and assumed the accuracy and completeness of all information that was publicly available or provided to us by the Company, and has not independently verified such information. • Mirus has not conducted any valuation or appraisal of any assets or liabilities. • We have assumed that financial analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations of the Company. • We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. • Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of , the date of this Presentation. • We have not acted as financial advisor to the Company with respect to the proposed Transaction, and we will not receive any compensation that is contingent upon the successful completion of the Transaction. Mirus has provided advisory services to the Transaction Committee of the Board of Directors related our opinion work, including a review and analysis of precedent transactions, advice with respect to cash - out value for fractional shares resulting from the reverse stock split and a draft of the summary of our analysis. The Company has agreed to indemnify us for certain liabilities arising out of our engagement, includ ing liabilities arising under the Federal securities laws. • This Presentation is not intended to represent an opinion, but rather to serve as discussion materials for the Committee to r evi ew and as a basis upon which Mirus may render an opinion. This Presentation does not address the underlying business decision by the Company to pursue, consider or approve a transaction involving the Company, and this Presentation does not constitute a recommendation to the Company, the Committee, or any other person or entity as to any specific action that should be taken (o r omitted to be taken) in connection with a transaction involving the Company or as to any strategic or financial alternatives to a proposed transaction or the timing thereof. Disclaimer and limiting factors

3 DRAFT – CONFIDENTIAL Agenda • Engagement overview • Northern Lights financial overview • Valuation analyses

ENGAGEMENT OVERVIEW

5 DRAFT – CONFIDENTIAL • The Board of Northern Lights (the “Company”, or “Northern Lights”) is considering executing a reverse stock split, to be foll owe d by a reciprocal forward stock split (the “Stock Splits”). The Company does not intend to issue any fractional shares in the Stock Spl its. In lieu of fractional shares, shareholders that own fewer shares than the reverse stock split ratio as of the record date would be paid a cash amount per share (the “Cash Payment”, amount to be determined) and no longer be shareholders of the Company. Shareholders owning at least as many shares as the reverse stock split ratio would not be entitled to receive any cash for fr act ional shares, rather they would end up with the same number of shares as immediately preceding the Stock Splits. • The intent of the Stock Splits and Cash Payments would be to reduce the number of shareholders to fewer than 300, which, subj ect to additional documentation and procedures, would make the Company eligible to file a Form 15 with the SEC and terminate its registration obligations under the Exchange Act of 1934, as amended (in conjunction with the Stock Splits and Cash Payments, the “Transaction”). • Terms for the Transaction are not yet determined. • Northern Lights is considering the Transaction due to the significant costs and expenses associated with being a reporting co mpa ny. • Mirus Capital Advisors (“ Mirus ”) has been engaged to provide a written opinion (the “Opinion”) to the Transaction Committee of the Board as to the fairness, from a financial point of view, of the Transaction to the common shareholders of the Company, inclu din g all unaffiliated shareholders. Mirus will also provide related advisory services to the Transaction Committee, including review and analysis of precedent transactions, advice with respect to cash - out value for fractional shares resulting from the reverse stock split, support with analyzing the Company’s shareholder data to confirm the appropriate range of reverse stock split ratios for the Transaction (in collaboration with the Company and its other advisors) and providing a draft of the summary of the Mirus analysis and Fairness Opinion for the proxy statement to be filed by the Company in connection with the Transaction. Engagement overview

NORTHERN LIGHTS FINANCIAL OVERVIEW

7 DRAFT – CONFIDENTIAL Forecast Historical and projected income Source: Company filings and documents. 1) Net income (loss) as reported in company filings. 2) EBITDA calculated as gross profit less operating expenses, plus depreciation and amortization. Inclusive of stock - based compensa tion expense. Historical financials TTM Mar 31, Year ending Dec 31, 2024 2023 2022 2021 2020 $'000s 21,596 22,098 25,240 24,909 21,360 Revenues 13,266 13,685 15,949 14,645 16,474 Cost of revenues 8,330 8,413 9,291 10,264 4,886 Gross profit 38.6% 38.1% 36.8% 41.2% 22.9% Gross profit margin % Operating expenses 7,334 7,192 5,857 6,126 6,095 General and administrative 2,901 2,998 3,191 2,799 3,577 Marketing and selling 1,055 1,144 1,326 1,130 1,280 Research and development 11,290 11,334 10,374 10,055 10,952 Total operating expenses (2,960) (2,921) (1,083) 209 (6,066) Operating income (loss) Other income (expense) - - - 2,181 - Gain on forgiveness of PPP loan (509) (507) - (3,150) - Settlements (8) (10) 43 (61) (140) Other income (expense) (517) (517) 43 (1,030) (140) Total other income (expense) (3,477) (3,438) (1,040) (821) (6,206) Net loss before tax 981 716 44 (156) (2,347) Provision for (benefit from) income tax (4,458) (4,154) (1,084) (665) (3,859) Net income (loss) 1 1,573 1,731 2,367 2,784 2,691 Depreciation & amortization (1,387) (1,190) 1,284 2,993 (3,375) EBITDA 2 - 6% - 5% 5% 12% - 16% EBITDA Margin % 21.4 24.9 25.2 22.1 21.4 22.7 25.1 (3.4) 3.0 1.3 (1.2) (0.1) 1.3 2.2 (5.0) - 5.0 10.0 15.0 20.0 25.0 30.0 2020 2021 2022 2023 2024F 2025F 2026F Revenue and EBITDA (2020A - 2026F) 2 Revenue Unadjusted EBITDA

Historical balance sheets

$'000s	Year ending Dec 31, 2021	2022	2023	Mar 31, 2024
Assets				
Cash	1,992	4,750	1,964	1,421
Accounts receivable, net	4,116	3,739	3,687	3,883
Prepaid expenses and other current assets	1,499	1,136	1,136	870
Income tax receivable	2,678	339	18	13
Total Current Assets	10,285	9,964	6,805	6,187
Property and equipment				
Computer software	4,521	4,648	4,774	
Office furniture and equipment	2,195	2,247	2,253	
Laboratory equipment	16,005	16,013	16,038	
Leasehold improvements	3,629	3,629	3,629	
Accumulated depreciation	(19,659)	(21,964)	(23,633)	
Net property and equipment	6,691	4,573	3,061	2,759
Other assets	864	823	632	608
Deferred tax asset	160	691	-	-
Operating lease right-of-use assets	3,552	2,681	1,828	1,598
Total Assets	**21,552**	**18,732**	**12,326**	**11,152**

$'000s	Year ending Dec 31, 2021	2022	2023	Mar 31, 2024
Liabilities				
Accounts payable	994	448	752	1,131
Accrued expenses	3,188	3,939	2,604	1,780
Current portion of debt	664	294	305	230
Current portion of operating lease liabilities	984	1,037	1,048	1,043
Total current liabilities	5,830	5,718	4,709	4,184
Long-term debt	599	305	-	-
Long-term portion of operating lease liabilities	2,880	1,938	945	687
Total liabilities	9,309	7,961	5,654	4,871
Preferred-stock	-	-	-	-
Common stock	31	32	32	32
Additional paid-in capital	33,478	34,275	35,129	35,426
Treasury stock	(10,082)	(10,082)	(10,082)	(10,082)
Accumulated deficit	(9,550)	(11,820)	(16,773)	(17,461)
Accumulated other comprehensive loss	(1,634)	(1,634)	(1,634)	(1,634)
Total equity	12,243	10,771	6,672	6,281
Total liabilities & shareholders' equity	**21,552**	**18,732**	**12,326**	**11,152**

Capitalization ('000s)	
Shares outstanding (as of May 10, 2024)	5,806
Market capitalization (at $2.40/share as of May 31, 2024)	**$13,933**
Plus: total debt (March 31, 2024)	$230
Less: cash (March 31, 2024)	($1,421)
Enterprise value	**$12,742**

Source: Company filings.

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MIRUS SECURITIES INC.

Summary of shareholders

REPORT AS OF MAY 31, 2024

Name	Shares held	% of common outstanding
Insiders		
Kamin, Peter H. (Independent Director)	629,237	10.8% (1)
Kubacki, Raymond C. (Former Chairman, CEO & President)	246,737	4.2%
Weinert, Fred J. (Former Lead Independent Director)	178,564	3.1%
Schaffer Ph.D., Michael I. (Former Vice President of Laboratory Operations)	26,989	0.5%
Davis, Robyn C. (Independent Director)	19,000	0.3%
Reynolds, Andrew M. (Independent Director)	7,000	0.1%
Nevin, Darius G. (Independent Chairman)	4,500	0.1%
Total insider holdings	**1,112,027**	**19.2%**
Institutions >0.75% of outstanding		
Powell Anderson Capital Partners	312,199	5.4%
22NW, LP	274,418	4.7%
Renaissance Technologies LLC	259,863	4.5%
The Vanguard Group, Inc.	251,283	4.3%
RBF Capital LLC	142,142	2.4%
BlackRock, Inc. (NYSE:BLK)	76,748	1.3%
Wedbush Asset Management, LLC	50,443	0.9%
Institutions and individuals >0.75% of outstanding	**1,367,096**	**23.5%**
All other holdings	**3,326,488**	**57.3%**
Total shares outstanding	**5,805,611**	**100.0%**

Top shareholders



10.8%
4.2%
3.1%
1.0%
5.4%
4.7%
4.5%
4.3%
2.4%
1.3%
0.9%
57.3%
Kamin, Peter H. (Independent Director)
Kubacki, Raymond C. (Former Chairman, CEO & President)
Weinert, Fred J. (Former Lead Independent Director)
Other insiders
Powell Anderson Capital Partners
22NW, LP
Renaissance Technologies LLC
The Vanguard Group, Inc.
RBF Capital LLC
BlackRock, Inc. (NYSE:BLK)
Wedbush Asset Management, LLC
Other

Source: shareholdings per Capital IQ as of May 31, 2024. Does not include stock options. Total shares outstanding as of May 10, 2024 per Company filings.
1) Includes 44,980 shares held by 3K Limited Partnership, of which Peter Kamin is founder and Managing Partner.

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MIRUS SECURITIES INC.

VALUATION ANALYSES

11 DRAFT – CONFIDENTIAL Confidential Valuation methods considered • Historical valuation approach: Mirus reviewed Northern Lights’ historical common equity trading prices and volumes, and historical enterprise value/revenue multiples. Due to Northern Lights’ recent low or negative EBITDA margins, EV/EBITDA multi ple s were reviewed but not utilized in Mirus’s analyses • Public companies approach: Mirus reviewed select public companies and their implied valuation multiples • Transactions approach: Mirus reviewed select merger and acquisition transactions and their implied valuation multiples • Premia paid approach: Mirus reviewed the implied premia paid in recent M&A transactions and “going dark” reverse stock split transactions • Discounted cash flow approach: Mirus conducted a DCF analysis utilizing the forecast developed by management • Leveraged buyouts approach: Mirus conducted a buyout analysis utilizing the forecast developed by management, assuming modest incremental leverage and adjustments for estimated costs incurred as a public company and transaction costs

12 DRAFT – CONFIDENTIAL Confidential TRAILING 2 YEARS AND TTM SUMMARY STATISTICS Historical valuation: stock price and volumes Source: Capital IQ as of May 31, 2024. 1) Volume bucketed by daily VWAP (volume weighted average price). June 1, 2023 - May 31, 2024 $ 5.15 Intraday high: $ 2.06 Intraday low: $ 5.05 High close: $ 2.06 Low close: $ 3.59 Volume weighted average price 1 : $ 2.40 Last close price: - 53% % off TTM high: 17% % off TTM low: % of Total Estimated volume 1 Price Range 11% 384,330 < $2.50 24% 803,260 $2.50 - $2.99 15% 513,340 $3.00 - $3.49 16% 528,970 $3.50 - $3.99 5% 182,700 $4.00 - $4.49 23% 789,640 $4.50 - $4.99 5% 174,620 $5.00 - $5.49 100% 3,376,860 Total $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 0 20,000 40,000 60,000 80,000 100,000 120,000 140,000 May 2022 May 2023 May 2024 Trading volumes and share price Volume (shares) Close Price

13 DRAFT – CONFIDENTIAL Confidential TRAILING 2 YEARS AND SUMMARY STATISTICS Historical valuation: enterprise value/TTM revenue Source: Capital IQ as of May 31, 2024. 1) Enterprise Value (EV) calculated as Market Capitalization plus Net Debt. For each data point, Market Capitalization calculated daily, and the Debt values are bas ed on each day’s most recent public financial filings, not taking into account delay in financial reporting. For example, January 2024 EV is c alc ulated as daily Market Capitalization, plus Net Debt as of December 31, 2023 (FY 2023 10 - K filed on March 28, 2024). EV/Revenue 0.6x May 31, 2024 0.9x May 31, 2023 1.3x Jun 02, 2022 0.5x Low 1.0x Median 1.4x High 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x 1.50x 1.75x 2.00x May 2022 May 2023 May 2024 EV/Revenue

14 DRAFT – CONFIDENTIAL Confidential Historical valuation: summary High 3rd Quartile VWAP 1 1st Quartile Low Northern Lights close prices $5.05 $4.19 $3.59 $2.66 $2.06 52 - Week Stock History $3.79 $3.10 $3.07 $2.65 $2.40 6 - Month Stock History $3.12 $2.96 $2.82 $2.57 $2.40 3 - Month Stock History $2.69 $2.60 $2.55 $2.54 $2.40 1 - Month Stock History $2.59 $2.57 $2.51 $2.50 $2.40 1 - Week Stock History May 31, 2024 High 3rd Quartile Mean Median 1st Quartile Low Northern Lights trailing 2 - year valuation multiples 0.6x 1.4x 1.2x 1.0x 1.0x 0.8x 0.5x EV/TTM Revenue 1) Source: CapitalIQ . Volume weighted average price for periods estimated for based on daily volume weighted average price.

Selected comparable publicly traded companies

VALUATION METRICS

Company	Market Cap	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / LTM Revenue	EV / LTM EBITDA	TTM Revenue <$100M
Northern Lights	14	13	22	(1)	(7%)	0.6x	NM	
Lab services								
Labcorp Holdings Inc.	16,430	21,597	12,300	1,623	13%	1.8x	13.3x	
SGS SA	17,597	20,815	7,864	1,373	17%	2.6x	15.2x	
Quest Diagnostics Incorporated	15,772	20,122	9,287	1,804	19%	2.2x	11.2x	
Bureau Veritas SA	13,580	15,121	6,486	1,160	18%	2.3x	13.0x	
Eurofins Scientific SE	11,578	14,573	7,201	1,313	18%	2.0x	11.1x	
NeoGenomics, Inc.	1,751	1,905	611	(21)	(3%)	3.1x	NM	
OPKO Health, Inc.	955	1,236	800	(94)	(12%)	1.5x	NM	
Transcat, Inc.	1,164	1,133	259	35	13%	4.4x	32.3x	
Mesa Laboratories, Inc.	516	729	216	36	17%	3.4x	20.2x	
Specialty testing and diagnostics								
QuidelOrtho Corporation	2,959	5,283	2,863	620	22%	1.8x	8.5x	
Neogen Corporation	2,848	3,569	929	247	27%	3.8x	14.5x	
Guardant Health, Inc.	3,316	3,360	604	(402)	(67%)	5.6x	NM	
Castle Biosciences, Inc.	642	413	251	(29)	(12%)	1.6x	NM	
Quanterix Corporation	611	309	126	(43)	(34%)	2.5x	NM	
OraSure Technologies, Inc.	350	87	305	35	12%	0.3x	2.5x	
Other microcap diagnostics companies								
MDxHealth SA	75	102	75	(19)	(26%)	1.3x	NM	Yes
Centogene N.V.	11	78	54	(37)	(68%)	1.5x	NM	Yes
Interpace Biosciences, Inc.	6	59	41	4	9%	1.4x	15.8x	Yes
Genetic Technologies Limited	9	7	7	(7)	(96%)	0.9x	NM	Yes
Precipio, Inc.	8	8	16	(5)	(34%)	0.5x	NM	Yes

	All public companies in set		Companies in set <$100M TTM revenue	
Low	0.3x	2.5x	0.5x	15.8x
1st Quartile	1.5x	11.1x		
Median	1.9x	13.3x	1.3x	15.8x
Mean	2.2x	14.3x	1.1x	15.8x
3rd Quartile	2.8x	15.5x		
High	5.6x	32.3x	1.5x	15.8x

Source: Capital IQ. Market Capitalization as of May 31, 2024. Figures in millions of dollars. Metrics as of each company's four most recently reported quarters. Northern Lights shown for reference, but not included in calculation of descriptive statistics.

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16 DRAFT – CONFIDENTIAL Confidential Selected comparable publicly traded companies IMPLIED NORTHERN LIGHTS VALUATION Source: Company filings and documents. 1) Public company multiples calculated on page 15 . Value Sample Calculation 1.3x Median EV/TTM revenue of public companies <$200M revenue (as of May 31, 2024) A = $21.6 M Northern Lights’ TTM revenue (as of March 31, 2024) B = $29.1M Northern Lights’ implied enterprise value C = A x B = $1.4M Northern Lights’ cash balance (as of March 31, 2024) D = $0.2M Northern Lights’ debt balance (as of March 31, 2024) E = $30.3M Northern Lights’ implied equity value F = C + D – E 5.8M Northern Lights’ common equity shares outstanding (as of May 10, 2024) G = $5.22 Northern Lights’ implied price per s hare (as of May 31, 2024) H = F ÷ G High Mean Median Low Public company multiples 1 1.5x 1.1x 1.3x 0.5x EV/TTM revenue (<$100M TTM revenue) Implied price per share $5.64 $4.45 $5.22 $2.10 EV/TTM revenue (<$100M TTM revenue)

Selected comparable transactions

VALUATION METRICS

($ in millions) Target	Acquirer	Transaction closed date	Percent Sought	Implied Enterprise Value	Target's revenue[1]	Target's EBITDA[1]	EV / Revenue	EV / EBITDA	
BioReference Health's laboratory testing business	Labcorp Holdings Inc.	Announced Mar 2024	100%	238	100	-	2.4x	NM	
Dr. Risch Shared Services Ag	Sonic Healthcare Limited	Announced Mar 2024	100%	131	115	-	1.1x	NM	(2)
Yourgene Health Plc	Novacyt UK Holdings Limited	Sep 2023	100%	41	38	(2)	1.1x	NM	
Chembio Diagnostics, Inc.	Biosynex SA	Apr 2023	100%	24	50	(16)	0.5x	NM	
Atlas Technical Consultants, Inc.	GI Manager L.P.	Apr 2023	100%	979	605	71	1.6x	13.9x	
Advanced Diagnostic Laboratory LLC	EKF Diagnostics Holdings plc.	Mar 2023	100%	2	3	-	0.5x	NM	
Covetrus, Inc.	Clayton, Dubilier & Rice, LLC; TPG Capital, L.P.	Oct 2022	76%	4,183	4,621	187	0.9x	22.4x	
HRL Holdings Limited	Australian Laboratory Services Pty. Ltd.	Aug 2022	100%	60	25	3	2.4x	17.8x	
Ortho Clinical Diagnostics Holdings plc	Quidel Corporation (nka:QuidelOrtho Corporation)	May 2022	100%	4,291	2,038	511	2.1x	8.4x	
GeneDx, Inc.	Sema4 Holdings Corp. (nka:GeneDx Holdings Corp.)	Apr 2022	100%	322	117	-	2.8x	NM	(3)
Integrated Laboratory Systems, Inc.	Inotiv, Inc.	Jan 2022	100%	53	20	-	2.6x	NM	(4)

	EV / Revenue	EV / EBITDA
Low	0.5x	8.4x
1st Quartile	1.0x	12.5x
Median	1.6x	15.8x
Mean	1.6x	15.6x
3rd Quartile	2.4x	18.9x
High	2.8x	22.4x

Source: Capital IQ, company filings and documents.
1) Target's revenue and EBITDA for the four most recent quarters before the transaction was announced.
2) Disclosed consideration of $131 million USD equivalent as of March 20, 2024 consisting of CHF 30 million of shares and CHF 87 million cash.
3) $4.29 billion consideration consisting of $1.75 billion cash, $2.50 billion of shares (25.055 million shares at closing date share price of $99.60 per share), and $0.05 billion replacement equity awards.
4) $322 million consideration at close consisting of $150 million cash and $172 million of shares (2.4 million shares at closing date share price of $70.95 per share). Up to $150 million of incremental consideration based on two revenue-based milestones, of which $37.5 million was ultimately earned.

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18 DRAFT – CONFIDENTIAL Confidential Selected comparable transactions IMPLIED NORTHERN LIGHTS VALUATION Value Sample Calculation 1.0x 1 st quartile EV/TTM revenue of M&A transactions A = $21.6 M Northern Lights’ TTM revenue (as of March 31, 2024) B = $21.5M Northern Lights’ implied enterprise value C = A x B = $1.4M Northern Lights’ cash balance (as of March 31, 2024) D = $0.2M Northern Lights’ debt balance (as of March 31, 2024) E = $22.7M Northern Lights’ implied equity value F = C + D – E 5.8M Northern Lights’ common equity shares outstanding (as of May 10, 2024) G = $3.90 Northern Lights’ implied price per s hare (as of May 31, 2024) H = F ÷ G High 3rd Quartile Mean Median 1st Quartile Low Transaction multiples 2.8x 2.4x 1.6x 1.6x 1.0x 0.5x EV/TTM Revenue Implied price per share $10.48 $9.05 $6.29 $6.23 $3.90 $2.02 EV/TTM Revenue Source: Capital IQ and company filings and press releases. Excludes transaction costs.

Premia paid

STATISTICS AND IMPLIED NORTHERN LIGHTS VALUATION

Mirus reviewed 272 US-based mergers and acquisitions and going dark reverse stock split transactions closed between January 1, 2019 and May 31, 2024 with transaction value less than $250 million

- Excludes M&A transactions in which less than 75% of the business was acquired
- Excludes outliers with target stock premiums above 300% or below -20%
- Includes five closed going dark reverse stock split transactions (see following page)

Premia paid statistics (%)	Low	1st Quartile	Median	Mean	3rd Quartile	High
1-day prior	(19.1%)	15.2%	37.1%	47.5%	63.3%	380.8%
1-week prior	(19.1%)	15.8%	39.2%	48.0%	68.0%	334.8%
30-days prior	(19.2%)	14.5%	39.6%	46.0%	66.8%	281.7%
Implied price per share						
1-day prior (vs. May 31, 2024, $2.40)	$1.94	$2.76	$3.29	$3.54	$3.92	$11.54
1-week prior (vs. May 24, 2024, $2.57)	$2.08	$2.98	$3.58	$3.80	$4.32	$11.17
30-days prior (vs. May 1, 2024, $2.62)	$2.12	$3.00	$3.66	$3.83	$4.37	$10.00

	Sample Calculation	Value
A =	1st quartile premia paid in M&A and going dark reverse stock split transactions relative to price on day prior to Announcement (272 transactions from Jan 1, 2019 – May 31, 2024)	16%
B =	Northern Lights' prior day stock price per share (as of May 31, 2024)	$2.40
C = (1 + A) x B =	**Northern Lights' implied price per share in a transaction (as of May 31, 2024)**	**$2.76**

Source: Capital IQ and company filings and press releases. Excludes transaction costs.

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20 DRAFT – CONFIDENTIAL Confidential SELECT GOING DARK REVERSE STOCK SPLIT PRECEDENTS Premia paid Source: Capital IQ, company filings and press releases. 1) Estimated shares cashed out multiplied by cash out price. Excludes advisory or other costs. 2) Transaction announced but not closed. Shareholder meeting expected to take place in the summer of 2024. Reverse split ratio Estimated cost 1 Estimated % of shares cashed out Estimated shares cashed out Close price and implied premium Going dark reverse stock split cash out price Date of cash out price announcement 1 - month prior 1 - week prior 1 - day prior 1 - for - 10,000 $5,500,000 32.1% 1,100,000 $3.17 $2.21 $2.22 $5.00 April 02, 2024 Ashford 2 58% 126% 125% 1 - for - 100 $7,103 0.0% 4,305 $1.13 $1.01 $1.01 $1.65 Oct 05, 2023 Safeguard Scientifics 46% 63% 63% 1 - for - 2,000 $1,400,000 21.4% 373,333 $3.16 $3.76 $3.81 $3.75 Oct 19, 2020 Reliv 19% 0% - 2% 1 - for - 1,000 $7,252,000 39.7% 4,900,000 $0.83 $0.79 $0.87 $1.48 Jul 10, 2020 Westell Technologies 78% 87% 70% 1 - for - 50 $1,779,870 0.4% 59,329 $11.56 $17.10 $20.03 $30.00 Sep 10, 2019 Parker Drilling 160% 75% 50% 1 - for - 8,000 $3,249,058 16.1% 2,825,268 $1.13 $1.11 $1.09 $1.15 May 02, 2019 Dynasil 2% 4% 6%

21 DRAFT – CONFIDENTIAL Confidential FORECAST AND IMPLIED NORTHERN LIGHTS VALUATION Discounted cash flow analysis • Mirus conducted a DCF analysis utilizing the forecast developed by management assuming Northern Lights continues as a reporting company (i.e. no cost savings associated with “going dark”) • A range of WACC’s were considered, based on the estimated cost of capital for Northern Lights • Mirus selected a terminal EV/EBITDA multiple range of 8 - 10x Source: Management forecast. Excludes transaction costs. Assumes June 30, 2024 valuation date. FY 2026 FY 2025 2H 2024 ($ millions) 25.08 22.71 10.94 Revenue 12.09 10.55 5.09 Gross profit 2.16 1.34 0.49 EBITDA Implied Northern Lights price per share Terminal EV/EBITDA multiple 2.78$ 8.0x 9.0x 10.0x Low High WACC 16.0% $2.61 $2.86 $3.12 $2.47 $3.12 17.5% $2.53 $2.78 $3.03 19.0% $2.47 $2.71 $2.95

22 DRAFT – CONFIDENTIAL Implied Northern Lights price per share Terminal EV/EBITDA multiple 3.40$ 8.0x 9.0x 10.0x Low High Equity 20.0% $3.23 $3.56 $3.88 $2.96 $3.88 IRR 22.5% $3.09 $3.40 $3.71 25.0% $2.96 $3.25 $3.54 Confidential ADJUSTED FORECAST AND IMPLIED NORTHERN LIGHTS VALUATION Leveraged buyout analysis • Mirus conducted a leveraged buyout analysis utilizing the forecast developed by management, including an adjustment for public company costs estimated by management and an estimate of transaction costs • A range of equity IRRs were considered, based on $2 million of pro forma debt • Mirus selected a terminal EV/EBITDA multiple range of 8 - 10x Source: Management forecast plus midpoint of management’s estimate of public company cost savings. Transaction costs included in price per share analysis, not EBITDA figures. Assumes June 30, 2024 valuation date. FY 2026 FY 2025 2H 2024 ($ millions) 25.08 22.71 10.94 Revenue 12.09 10.55 5.09 Gross profit 2.16 1.34 0.49 Unadjusted EBITDA 0.80 0.80 0.40 Plus: estimated public company cost savings 2.96 2.13 0.89 Adjusted EBITDA

23 DRAFT – CONFIDENTIAL Legend: Low 3 rd Quartile 1 st Quartile High Confidential Summary range of price per share < N=6. Deep blue bar represents range from median to average

24 DRAFT – CONFIDENTIAL Confidential Summary range of price per share 1) For trading range data points, median represents VWAP. High 3rd Quartile Median 1 1st Quartile Low $5.05 $4.19 $3.59 $2.66 $2.06 Northern Lights 52 - week trading range $3.79 $3.10 $3.07 $2.65 $2.40 Northern Lights 6 - month trading range $3.12 $2.96 $2.82 $2.57 $2.40 Northern Lights 3 - month trading range $2.69 $2.60 $2.55 $2.54 $2.40 Northern Lights 1 - month trading range $2.59 $2.57 $2.51 $2.50 $2.40 Northern Lights 1 - week trading range $5.56 $4.78 $3.95 $3.04 $1.99 Northern Lights 2 - year historical EV/TTM revenue $5.64 $5.22 $2.10 Public comps EV/TTM revenue (<$100M TTM revenue) $10.48 $9.05 $6.23 $3.90 $2.02 Transaction comps EV/TTM revenue $11.54 $3.92 $3.29 $2.76 $1.94 Premia paid 1 - day prior $11.17 $4.32 $3.58 $2.98 $2.08 Premia paid 1 - week prior $10.00 $4.37 $3.66 $3.00 $2.12 Premia paid 30 - days prior $3.12 $2.47 Discounted cash flows $3.88 $2.96 Leveraged buyout